July 24, 2006

Mr. Alan Levin:

Dear Alan:

It is our pleasure to offer you (“Employee”) the position of Interim Chief Financial Officer (“ICFO) at vFinance, Inc. (“VFIN” or the “Company”) with consideration for your position to transition to Chief Financial Officer (“CFO”) as described herein below. Your start date will be effective as of July 24, 2006 (the “Effective Date”).

The terms of your employment are as follows:

1)
Commencing as of July 17, 2006, the Company will pay you a base salary of $135,000 per annum ("Base Salary"), payable on a bi-weekly basis, less any and all applicable Federal and State taxes. Your performance will be evaluated annually and based upon job performance your salary may be adjusted at that time. As an Officer of the Company, you are eligible for incentive bonuses as determined in the sole discretion of the Board of Directors based upon the profitability of the Company and/or your individual performance.

2)
You will report to the CEO & President of the Company. In addition, you will remain as the FINOP of the Company’s Broker Dealer subsidiaries. No later than six months from the Effective Date, the Company shall advise you in writing of its decision to convert your status of ICFO to CFO. If the Company advises you that its decision is to convert your status to CFO then at such time you shall become the Company’s CFO and your base salary will increase to $165,000 per annum (provided you have acknowledged your acceptance to such status change in writing). In the event the Company does not provide you notice that is has decided to convert your status to CFO, then this Agreement shall continue to remain in effect pursuant to the terms hereof.

3)
You shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other employee benefit plans of the Company. Upon conversion to permanent CFO status, the Company shall pay all costs of the Employee for his participation in such plans and with respect to the medical and dental care plan, the Company shall pay all costs of the Employee and his wife and children. You will also earn (accrue) vacation at the rate of four weeks per annum.

4)
You shall be reimbursed for all reasonable expenses incurred in the performance of your duties including but not limited to entertainment, travel, cell phone charges, high speed internet access fees, and training materials and classes related to your NASD licenses, and other expenses deemed reasonably necessary by your direct superiors.

5)
You will be granted 5 year non-qualified stock options to purchase 500,000 shares of vFinance, Inc. Common Stock at an exercise price equal to the closing price of VFIN as of the most recent business day prior to the employee’s Effective Date. The options are granted pursuant to the terms and conditions of the Employee Option Plan. The options shall vest as follows: 125,000 shall vest twelve months from the Effective Date and 125,000 options shall vest each subsequent one year anniversary of the start date thereafter, until all such options are vested. Vesting only takes place if you are employed with the Company on the applicable annual vesting date. You will also be eligible for ongoing option grants at the discretion of the Company. Should there be a change of control in the Company, all options shall immediately vest. Change of control is deemed to occur when an individual or company purchases more than 50.1% or more of the issued and outstanding shares of the vFinance, Inc. vFinance, Inc. will provide you with standard piggy-back registration rights with respect to the shares of VFIN Common Stock underlying the Options.

6)
The term of your employment as Interim CFO will begin on the Effective Date and will be on an “at will” basis. Upon your designation as CFO your employment will continue to be on an “at will” basis. For so long as you continue in the full time employ of Company, your employment shall be subject to this Agreement as well as to the general terms and conditions of employment applicable to other vFinance employees. In the event of a conflict between this Agreement and the general terms, this Agreement shall control.

7)
“Confidential Information” means knowledge, information and material which is proprietary to the Company, of which you may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by you during his employment with the Company). Confidential Information includes, but is not limited to, technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques. Marketing and other information such as supplier lists, customer lists, list of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licenses or suppliers and their methods of doing business, arrangements with customers, consultants, licenses or suppliers, manuals and personal records or data. Confidential information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section shall not constitute Confidential Information for purposes of this Agreement.

a)
During the term of your employment and eighteen (18) months thereafter, you agree to hold in confidence all Confidential Information and not to use such information for your own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize Confidential Information for any purposes, except in the course of your work for the Company.

b)
You agree to abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in or improvements that could be made to, such rules and regulations.

c)
You agree to notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order to process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

d)	Upon termination of employment, you will deliver to the Company any and all records and tangible property that contains Confidential Information that is in his possession or under his control.

8)
You hereby covenant and agree that for an eighteen (18) month period following termination, you will not, directly or indirectly, hire any employee of the Company or its affiliates or solicit or induce any employee of the Company or its affiliates to leave the Company.

9)	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

If any court shall determine that the duration or geographical limit of any covenant contained in Sections 7 or 8 is unenforceable, it is the intention of the parties that these covenants shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, and such amendment to apply in the jurisdiction of Florida.

You hereby acknowledge that by accepting this offer of employment, the covenants contained in Sections 7 or 8 hereof are the basis upon which this offer is being proffered and that each of these covenants is reasonable and necessary to protect and preserve the interests, properties and business of the Company, and that an irreparable loss and damage will be suffered by the Company should you breach any such covenants. You further acknowledge that you are not precluded from the enforcement of these provisions.

We are excited at the prospects of working with you and believe that your skills and experience will contribute significantly to our ongoing success. Please indicate your acceptance of our offer by signing this letter in the space provided below.

VFINANCE, INC.

By:

/s/ Leonard J. Sokolow

Leonard J. Sokolow
CEO & President

Agreed and accepted: Employee

By:	/s/ Alan Levin
Alan Levin

Date:	7/24/06